Exhibit 99.1

Global Net Lease Provides Update on Second Quarter Acquisition Closings

and Upsizing of Unsecured Credit Facility

NEW YORK, July 17, 2018 /PRNewswire/ – Global Net Lease, Inc. (NYSE: GNL), a real estate investment trust focused on the acquisition of net lease properties, has closed on its previously announced acquisitions of a total of seven properties in the second quarter, which represents 1.6 million square feet for $97.6 million. The properties are leased to FedEx Freight, DuPont Pioneer and the additional five properties acquired during the quarter are industrial facilities leased to a leading steel service supplier which were closed in May 2018.

The seven properties were purchased at a weighted-average going-in capitalization rate of 7.59%1, equating to a weighted-average GAAP capitalization rate of 8.05%2, with a weighted-average remaining lease term of 10.13 years. These accretive transactions strengthen GNL’s already strong robust Midwest presence and extend its weighted-average remaining lease term. These properties are part of the $307.3 million of acquisitions announced earlier in 2018, and to date $161.1 million has closed. GNL funded the transactions with borrowings under its revolving credit facility.

Subsequent to the close of the second quarter, as part of its ongoing growth initiatives, GNL closed an upsizing of its unsecured credit facility of $132.0 million for the multi-currency revolving credit facility portion and €51.8 million for the senior unsecured term loan facility portion.

Property and Tenant Summary

The first property is a cross-dock facility industrial distribution facility leased to FedEx Freight, a leading provider of less-than-truckload freight services. Located in Blackfoot, Idaho the property at closing had 14 years remaining on the lease. The parent company and guarantor is FedEx Corporation, a multinational courier and delivery company. FedEx Corporation has an investment grade credit rating of “Baa2” and “BBB” from Moody’s and S&P. The building was purchased at a price equating to a weighted-average GAAP capitalization rate of 6.76% with a weighted-average remaining lease term of 14.3 years.

The second property is an industrial distribution facility leased to Pioneer Hi-Bred International, Inc. (d/b/a DuPont Pioneer). The tenant signed a 10.5-year lease extension effective April 1, 2018. The facility is located in proximity to the tenant’s production plants and key customers. DuPont Pioneer is a leading developer and supplier of advanced plant genetics, agronomic support, and other services to farmers. The building was purchased at a price equating to a weighted-average GAAP capitalization rate of 7.27% with a weighted-average remaining lease term of 10.5 years.

[1]	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average going-in capitalization rate is based upon square feet of the date of acquisition.
[2]	GAAP capitalization rate is a rate of return on a real estate investment property based on the expected, straight-lined rental income that the property will generate under its existing lease. GAAP capitalization rate is calculated by dividing the income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average GAAP capitalization rate is based upon square feet of the date of acquisition.
[3]	The weighted-average remaining lease term in years based upon square feet as of the date of acquisition.

As previously announced on May 17, 2018, the group of five properties leased to a leading steel service supplier with products and services provided to clients throughout the Midwestern U.S. and Canada that has an implied investment grade credit rating on Moody’s Analytics of “Baa3” as of March 2, 20184. The properties were purchased at a price equating to a weighted-average GAAP capitalization rate of 8.19% with a weighted-average remaining lease term of 10.0 years.

Property Summary Table

Tenant	Closing Date	Buildings	Square Feet	Asset Type	Lease Term (yrs)	Purchase Price (mm)	Location
FedEx Freight	6/1/2018	1	21,574	Distribution	14.3	$6.5	Idaho
DuPont Pioneer	6/13/2018	1	200,000	Industrial	10.5	$8.1	Iowa
Steel service supplier	5/16/2018	5	1,392,000	Industrial	10.0	$83.0	Michigan, Ohio and Indiana
Total		7	1,613,574			$97.6

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

CONTACT:

Investors and Media: Email:

investorrelations@globalnetlease.com

Phone: (212) 415-6510

[4]	Implied Investment Grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied Investment Grade ratings are also determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating.